Exhibit 99.1
For Immediate Release
For more information:
Rex S. Schuette
Chief Financial Officer
(706) 781-2266
Rex_Schuette@ucbi.com
UNITED COMMUNITY BANKS, INC. REPORTS
10 PERCENT GAIN IN DILUTED EARNINGS PER SHARE
FOR THIRD QUARTER 2007
HIGHLIGHTS:
•	Third Quarter Earnings
Diluted Earnings per Share of 46 Cents — Up 10 Percent

Net Income of $22.5 Million — Up 29 Percent
•	Loan and Fee Revenue Growth Drive Performance

•	Opened De Novo Office in Savannah
BLAIRSVILLE, GA, October 23, 2007 — United Community Banks, Inc. (NASDAQ: UCBI) today announced diluted earnings per share of 46 cents for the third quarter of 2007, a 10 percent increase from 42 cents a year ago. Total revenue on a taxable equivalent basis was $83.6 million for the quarter compared with $69.3 million for the third quarter of 2006, a 21 percent increase. Net income for the third quarter of 2007 was $22.5 million, compared with $17.4 million for the same period of 2006, up 29 percent. Return on tangible equity was 17.54 percent and return on assets was 1.11 percent for the third quarter, compared with 17.29 percent and 1.09 percent a year ago, respectively.
“We are pleased to report solid year-over-year performance, especially as the slow down in the residential real estate market makes this a challenging time for community banks,” said Jimmy Tallent, president and chief executive officer. “We will continue to face challenges in the quarters to come; however, we are well-prepared to overcome obstacles that may come our way.”
For the first nine months, diluted operating earnings per share increased 11 percent to $1.36 compared with $1.22 for the first nine months of 2006. Year-to-date taxable equivalent operating revenue increased 20 percent to $240.2 million versus $200.3 million for 2006. Net operating income for the first nine months of 2007 was $63.0 million, up 25 percent, compared with $50.4 million for 2006. Earnings measures for the first nine months of 2007 are presented on an operating basis that excludes a second quarter $15 million special provision for loan losses relating to two failed residential real estate developments near Spruce Pine, North Carolina. Because this provision was the result of a fraud-related matter that is considered an isolated and non-recurring event, management believes the presentation of operating earnings is useful for understanding underlying core earnings trends.
Loans increased by $987 million, or 20 percent, from a year ago. This increase included $267 million from the Southern National Bank acquisition in December 2006 and $534 million from the First Bank of the South acquisition in June 2007. Excluding acquired loans, core loan growth was 4 percent for the past 12 months and down slightly from the second quarter. “We have seen a softening in residential construction loans and the housing markets, particularly in the Atlanta region,” Tallent said. “Last quarter, we targeted loan growth for the remainder of 2007 to be in the range of 4 to 8 percent annualized. Given the uncertainties and slow down in the housing market, we expect that loan growth during the fourth quarter will be below our targeted range.”
Deposits increased $845 million, or 16 percent, from a year ago due to acquisitions. “Total deposits, excluding acquired deposits, decreased by less than $50 million from the prior year due to our banks intentionally letting non-relationship time deposits run off as loan demand declined,” commented Tallent. “Excluding these time deposits, our customer deposits were up about $192 million from the prior year and down $41 million from the second quarter. We believe this is temporary. The number of customer relationships continue to increase and our customer satisfaction scores remain above 90 percent and at historical highs.”

United added its 111th banking office during the third quarter with the opening of a third location in Savannah, Georgia. “We have slowed our expansion efforts from previous levels as we monitor loan growth trends in our markets,” commented Tallent.
For the third quarter of 2007, taxable equivalent net interest revenue of $71.7 million reflected an increase of $10.8 million, or 18 percent, from the third quarter of 2006. The year-to-date increase was $29.4 million, or 17 percent, compared to the first nine months of 2006. Taxable equivalent net interest margin was 3.89 percent for the third quarter, compared with 3.94 percent for the second quarter of 2007 and 4.07 percent for the third quarter of 2006. “Consistent with the industry, our net interest margin continues to be under pressure due to the inverted interest rate curve and competitive pricing,” stated Tallent. “The decrease over the past two quarters was primarily due to the higher level of non-accrual loans and a slight change in the mix of earning assets.”
The third quarter provision for loan losses was $3.7 million. Net charge-offs were $5.2 million compared with $2.1 million for the second quarter and $1.3 million a year ago. Annualized net charge-offs to average loans was 35 basis points for the third quarter compared to 15 basis points for the second quarter and 11 basis points for the third quarter of 2006. “Two thirds of the charge-offs this quarter related to two credits that we actively worked to move out of the bank,” Tallent said. “One of the credits was sold prior to quarter-end and the other is under contract for sale in the fourth quarter. We are adequately reserved to handle this level of charge-offs and will continue to aggressively move non-performing credits off of our balance sheet.”
At quarter-end, non-performing assets totaled $63.3 million, including $23.6 million of fraud-related loans associated with the Spruce Pine developments. Excluding Spruce Pine loans, non-performing assets were $39.8 million, compared with $20.0 million at June 30, 2007 and $9.3 million a year ago. Excluding the Spruce Pine loans, non-performing assets as a percentage of total assets was 49 basis points at quarter-end compared with 25 basis points at June 30, 2007 and 14 basis points at September 30, 2006. The Spruce Pine non-performing assets as a percentage of total assets was 29 basis points. “We continued negotiations with borrowers during the third quarter and have been in contact with all of the borrowers or their counsel,”

commented Tallent. “We have not taken any charge-offs on these loans; however, we expect to begin the foreclosure process in the fourth quarter, as necessary, if ongoing negotiations fail to produce an acceptable outcome. We continue to believe that the $15 million special provision last quarter will be adequate.”
“Non-performing assets, until recently, were at unsustainably low levels and at the lower end of our historic 20 to 35 basis point range,” Tallent said. “During this quarter, excluding the Spruce Pine loans, non-performing assets increased above this range to 49 basis points. Most of the rise was construction-related due to softening in the market. Overall, our credit quality this quarter is a reflection of the current environment. Our markets are affected by the slow down in housing and construction and we continue to see a buildup of lot inventory in the Atlanta region and a standstill in new construction lending. Although we don’t know the length of this current cycle, it may be several quarters before we return to our historical range of non-performing assets. Even with the rise in non-performers, our credit quality ratios compare favorably to our peers and we have an experienced team to handle these issues.”
Fee revenue of $15.6 million for the third quarter reflected an increase of $3.5 million, or 29 percent, from $12.1 million for the third quarter of 2006. Service charges and fees on deposit accounts of $7.9 million increased $941,000, or 14 percent, from the third quarter of 2006 due to growth in transactions and new accounts and higher ATM and debit card usage. Consulting fees increased $341,000 to $2.4 million, 17 percent from a year ago and a record quarter, reflecting strong growth in the advisory services practice. Other fee revenue of $2.1 million included $720,000 of earnings from bank-owned life insurance that was added in the second quarter of 2007.
Operating expenses of $48.2 million reflected an increase of $6.7 million, or 16 percent, from the third quarter of 2006. Salaries and employee benefit costs totaled $29.7 million, which was $3.6 million, or 14 percent, higher than the third quarter of 2006. Acquisitions accounted for approximately $2 million of the increase, with the rest primarily due to staffing new banking office locations. Professional fees increased $982,000 to $1.9 million, reflecting higher fees associated with corporate initiatives, loan work-outs and foreclosures. Occupancy expense increased $672,000 to $3.6 million attributable to the higher costs of operating additional banking offices. Other expenses of $5.2 million were $1.4 million higher than a year ago; half of this increase was due to higher FDIC insurance premiums beginning in the third quarter of 2007 and the balance was primarily from acquisitions and new banking offices.
“Our operating efficiency ratio of 55.3 percent for the quarter was better than our long-term efficiency target range of 56 to 58 percent,” Tallent said. “This ratio shows that despite the environmental difficulties, we have been able to maintain disciplined expense controls.”
“Last quarter, the Board of Directors increased the level of our stock purchase program to 2 million shares,” noted Tallent. “During the third quarter, we purchased 1.3 million shares at an average cost of $24.43. With our stock price at its current level and slower balance sheet growth, we believe that purchasing our stock is an attractive use of capital. Therefore, the Board has authorized an increase in the stock purchase program to 3 million shares through December 2008. We will continue to monitor our stock price and purchase shares to demonstrate our commitment to enhancing shareholder value.”
“We remain committed to building long-term shareholder value through our ability to deliver strong growth in earnings per share, to expand the franchise and to provide superior customer service,” said Tallent. “With the continued slower pace of loan growth, the outlook for the full year of 2007 is for operating earnings per share growth of 9 to 11 percent.”
“Although these are very challenging times for financial institutions, every economic cycle is temporary,” stated Tallent. “At the same time, we recognize that our outlook for 2008 will be tempered by the slower pace of loan growth. We will provide an update to this outlook with our year-end results during the January conference call. The current conditions in the banking industry and our overall performance confirm that our operating model works and will enable us to manage through this cycle. The structure, principles and philosophies that brought us to where we are today remain in place. We are always committed to the unparalleled service that our customers have come to expect from us.”

Conference Call
United Community Banks will hold a conference call on Tuesday, October 23, 2007, at 11 a.m. ET to discuss the contents of this news release, as well as business highlights for the quarter and the financial outlook for 2007. The telephone number for the conference call is (866) 202-3109 and the pass code is “UCBI.” The conference call will also be available by web cast within the Investor Relations section of the company’s web site at www.ucbi.com.
About United Community Banks, Inc.
Headquartered in Blairsville, United Community Banks is the third-largest bank holding company in Georgia. United Community Banks has assets of $8.2 billion and operates 27 community banks with 111 banking offices located throughout north Georgia, the Atlanta region, coastal Georgia, western North Carolina and east Tennessee. The company specializes in providing personalized community banking services to individuals and small to mid-size businesses. United Community Banks also offers the convenience of 24-hour access through a network of ATMs, telephone and on-line banking. United Community Banks common stock is listed on the Nasdaq Global Select Market under the symbol UCBI. Additional information may be found at the company’s web site at www.ucbi.com.
Safe Harbor
This news release contains forward-looking statements, as defined by Federal Securities Laws, including statements about financial outlook and business environment. These statements are provided to assist in the understanding of future financial performance and such performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements. Any such statements are based on current expectations and involve a number of risks and uncertainties. For a discussion of some factors that may cause such forward-looking statements to differ materially from actual results, please refer to the section entitled “Forward Looking Statements” on page 4 of United Community Banks, Inc.’s annual report filed on Form 10-K with the Securities and Exchange Commission.
(Tables Follow)

UNITED COMMUNITY BANKS, INC.
Financial Highlights
Selected Financial Information

						Third
	2007			2006		Quarter	For the Nine		YTD
(in thousands, except per share	Third	Second	First	Fourth	Third	2007-2006	Months Ended		2007-2006
data; taxable equivalent)	Quarter	Quarter	Quarter	Quarter	Quarter	Change	2007	2006	Change

INCOME SUMMARY
Interest revenue	$144,884	$136,237	$129,028	$123,463	$116,304		$410,150	$323,232
Interest expense	73,203	68,270	63,923	60,912	55,431		205,396	147,903

Net interest revenue	71,681	67,967	65,105	62,551	60,873	18%	204,754	175,329	17%
Provision for loan losses (1)	3,700	3,700	3,700	3,700	3,700		11,100	10,900
Fee revenue	15,615	16,554	14,382	13,215	12,146	29	46,551	35,880	30

Total operating revenue	83,596	80,821	75,787	72,066	69,319	21	240,205	200,309	20
Operating expenses	48,182	47,702	44,841	42,521	41,441	16	140,725	119,549	18

Income before taxes	35,414	33,119	30,946	29,545	27,878	27	99,480	80,760	23
Income taxes	12,878	12,043	11,601	11,111	10,465		36,523	30,379

Net operating income	22,536	21,076	19,345	18,434	17,413	29	62,957	50,381	25
Fraud loss provision, net of tax (1)	—	9,165	—	—	—		9,165	—

Net income	$22,536	$11,911	$19,345	$18,434	$17,413	29	$53,792	$50,381	7

OPERATING PERFORMANCE (1)
Earnings per common share:
Basic	$.47	$.47	$.45	$.45	$.43	9	$1.38	$1.25	10
Diluted	.46	.46	.44	.44	.42	10	1.36	1.22	11
Return on tangible equity (2)(3)(4)	17.54%	17.52%	17.18%	17.49%	17.29%		17.42%	17.54%
Return on assets (4)	1.11	1.12	1.11	1.10	1.09		1.11	1.09
Dividend payout ratio	19.15	19.15	20.00	17.78	18.60		19.57	19.20
GAAP PERFORMANCE MEASURES
Per common share:
Basic earnings	$.47	$.26	$.45	$.45	$.43	9	$1.18	$1.25	(6)
Diluted earnings	.46	.26	.44	.44	.42	10	1.16	1.22	(5)
Cash dividends declared	.09	.09	.09	.08	.08	13	.27	.24	13
Book value	17.53	16.98	14.83	14.37	13.07	34	17.53	13.07	34
Tangible book value (3)	10.82	10.44	11.06	10.57	10.16	6	10.77	10.16	6
Key performance ratios:
Return on equity (2)(4)	10.66	7.05	12.47	13.26	13.22		10.04	13.29
Return on assets (4)	1.11	.64	1.11	1.10	1.09		.95	1.09
Net interest margin (4)	3.89	3.94	3.99	3.99	4.07		3.94	4.07
Efficiency ratio	55.34	56.59	56.56	55.93	56.19		56.14	56.33
Dividend payout ratio	19.15	34.62	20.00	17.78	18.60		22.88	19.20
Equity to assets	10.32	8.94	8.80	8.21	8.04		9.39	8.01
Tangible equity to assets (3)	6.65	6.65	6.66	6.46	6.35		6.65	6.27
ASSET QUALITY (5)
Allowance for loan losses	$90,935	$92,471	$68,804	$66,566	$60,901		$90,936	$60,901
Non-performing assets	63,337	43,601	14,290	13,654	9,347		63,337	9,347
Net charge-offs	5,235	2,124	1,462	1,930	1,307		8,821	3,594
Allowance for loan losses to loans	1.53%	1.54%	1.27%	1.24%	1.23%		1.53%	1.23%
Non-performing assets to total assets	.77	.54	.20	.19	.14		.77	.14
Net charge-offs to average loans (4)	.35	.15	.11	.15	.11		.21	.10
AVERAGE BALANCES
Loans	$5,966,933	$5,619,950	$5,402,860	$5,134,721	$4,865,886	23	$5,665,314	$4,688,512	21
Investment securities	1,308,192	1,242,448	1,153,208	1,059,125	1,029,981	27	1,235,183	1,036,092	19
Earning assets	7,332,492	6,915,134	6,599,035	6,225,943	5,942,710	23	6,951,573	5,760,055	21
Total assets	8,083,739	7,519,392	7,092,710	6,669,950	6,350,205	27	7,568,910	6,158,147	23
Deposits	6,246,319	5,945,633	5,764,426	5,517,696	5,085,168	23	5,987,225	4,848,848	23
Shareholders’ equity	834,094	672,348	624,100	547,419	510,791	63	710,950	493,307	44
Common shares — basic	48,348	44,949	43,000	41,096	40,223		45,452	40,156
Common shares — diluted	48,977	45,761	43,912	42,311	41,460		46,235	41,327
AT PERIOD END
Loans	$5,952,749	$5,999,093	$5,402,198	$5,376,538	$4,965,365	20	$5,952,749	$4,965,365	20
Investment securities	1,296,826	1,213,659	1,150,424	1,107,153	980,273	32	1,296,826	980,273	32
Total assets	8,180,600	8,087,667	7,186,602	7,101,249	6,455,290	27	8,180,600	6,455,290	27
Deposits	6,154,308	6,361,269	5,841,687	5,772,886	5,309,219	16	6,154,308	5,309,219	16
Shareholders’ equity	833,761	828,731	638,456	616,767	526,734	58	833,761	526,734	58
Common shares outstanding	47,542	48,781	43,038	42,891	40,269		47,542	40,269

(1)	Excludes effect of special $15 million fraud related provision for loan losses recorded in the second quarter of 2007.

(2)	Net income available to common shareholders, which excludes preferred stock dividends, divided by average realized common equity, which excludes accumulated other comprehensive income (loss).

(3)	Excludes effect of acquisition related intangibles and associated amortization.

(4)	Annualized.

(5)	Asset Quality measures for the third quarter, second quarter and first nine months of 2007 include $23.6 million in nonperforming loans that relate to two real estate developments. Additionally, in the second quarter of 2007, United recorded a $15 million special provision for loan losses related to this matter. This fraud-related matter was isolated and considered to be non-recurring. Excluding the non-recurring amounts, the allowance for loan losses would be $75,935 and $77,471, the allowance for loan losses to loans ratio would be 1.28% and 1.29%, non-performing assets would be $39,749 and $19,968, and the ratio of non-performing assets to total assets would be .49% and .25% at September 30, 2007 and June 30, 2007, respectively.

UNITED COMMUNITY BANKS, INC.
Financial Highlights
Loan Portfolio Composition at Period-End

	2007			2006		Linked Quarter Change(3)	Year over Year Change
	Third	Second	First	Fourth	Third			Excluding
(in millions)	Quarter	Quarter(1)	Quarter	Quarter(2)	Quarter	Actual	Actual	Acquired

LOANS BY CATEGORY
Commercial (sec. by RE)	$1,441	$1,461	$1,227	$1,230	$1,158	(5)%	24%	2%
Commercial & industrial	408	421	315	296	272	(12)	50	14

Total commercial	1,849	1,882	1,542	1,526	1,430	(7)	29	5
Construction & land dev	2,466	2,522	2,336	2,334	2,065	(9)	19	1
Residential mortgage	1,459	1,413	1,353	1,338	1,300	13	12	8
Consumer / installment	179	182	171	179	170	(7)	5	(1)

Total loans	$5,953	$5,999	$5,402	$5,377	$4,965	(3)	20	4

LOANS BY MARKET
Atlanta Region	$2,451	$2,518	$2,015	$2,005	$1,696	(11)%	45%	(3)%
North Georgia	2,026	2,032	2,010	2,034	1,984	(1)	2	2
Coastal Georgia	402	396	372	358	343	6	17	17
Western North Carolina	834	816	782	773	752	9	11	11
East Tennessee	240	237	223	207	190	5	26	26

Total loans	$5,953	$5,999	$5,402	$5,377	$4,965	(3)	20	4

(1)	Acquired Gwinnett Commercial Group on June 1, 2007 with total loans of $534 million in the Atlanta Region: commercial (secured by RE) of $219 million; commercial & industrial of $91million; construction & land development of $193 million; residential mortgage of $27 million and consumer / installment of $4 million.

(2)	Acquired Southern Bancorp on December 1, 2006 with total loans of $267 million in the Atlanta Region: commercial (secured by RE) of $38 million; commercial & industrial of $6 million; construction & land development of $192 million; residential mortgage of $25 million and consumer / installment of $7 million.

(3)	Annualized.

UNITED COMMUNITY BANKS, INC.
Operating Earnings to GAAP Earnings Reconciliation
(in thousands, except per share data)

	Second	Nine Months Ended
	Quarter	September 30,
	2007	2007
Special provision for fraud related loan losses	$15,000	$15,000
Income tax effect of special provision	5,835	5,835

After-tax effect of special provision	$9,165	$9,165

Net Income Reconciliation
Operating net income	$21,076	$62,956
After-tax effect of special provision	(9,165)	(9,165)

Net income (GAAP)	$11,911	$53,791

Basic Earnings Per Share Reconciliation
Basic operating earnings per share	$.47	$1.38
Per share effect of special provision	(.21)	(.20)

Basic earnings per share (GAAP)	$.26	$1.18

Diluted Earnings Per Share Reconciliation
Diluted operating earnings per share	$.46	$1.36
Per share effect of special provision	(.20)	(.20)

Diluted earnings per share (GAAP)	$.26	$1.16

UNITED COMMUNITY BANKS, INC.
Consolidated Statement of Income (unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in thousands, except per share data)	2007	2006	2007	2006

Interest revenue:
Loans, including fees	$127,213	$103,190	$361,085	$285,038
Investment securities:
Taxable	16,637	11,822	46,081	34,661
Tax exempt	428	474	1,313	1,497
Federal funds sold and deposits in banks	134	365	272	685

Total interest revenue	144,412	115,851	408,751	321,881

Interest expense:
Deposits:
NOW	12,046	8,100	34,143	21,429
Money market	5,002	2,155	11,082	4,969
Savings	553	226	1,236	680
Time	42,862	34,694	126,467	89,679

Total deposit interest expense	60,463	45,175	172,928	116,757
Federal funds purchased, repurchase agreements, & other short-term borrowings	4,738	2,254	10,226	5,814
Federal Home Loan Bank advances	5,902	5,828	15,738	18,837
Long-term debt	2,100	2,174	6,505	6,495

Total interest expense	73,203	55,431	205,397	147,903

Net interest revenue	71,209	60,420	203,354	173,978
Provision for loan losses	3,700	3,700	26,100	10,900

Net interest revenue after provision for loan losses	67,509	56,720	177,254	163,078

Fee revenue:
Service charges and fees	7,855	6,914	23,083	20,095
Mortgage loan and other related fees	2,118	1,928	6,817	5,149
Consulting fees	2,381	2,040	6,369	5,196
Brokerage fees	895	784	3,031	2,430
Securities gains (losses), net	225	(382)	1,818	(385)
Losses on prepayment of borrowings	—	(346)	(1,164)	(636)
Other	2,141	1,208	6,597	4,031

Total fee revenue	15,615	12,146	46,551	35,880

Total revenue	83,124	68,866	223,805	198,958

Operating expenses:
Salaries and employee benefits	29,698	26,087	88,037	74,440
Communications and equipment	3,936	3,863	11,593	10,970
Occupancy	3,617	2,945	10,124	8,793
Advertising and public relations	1,537	1,882	5,651	5,718
Postage, printing and supplies	1,479	1,379	4,819	4,184
Professional fees	1,920	938	5,409	3,168
Amortization of intangibles	771	503	1,968	1,509
Other	5,224	3,844	13,124	10,767

Total operating expenses	48,182	41,441	140,725	119,549

Income before income taxes	34,942	27,425	83,080	79,409
Income taxes	12,406	10,012	29,289	29,028

Net income	$22,536	$17,413	$53,791	$50,381

Net income available to common shareholders	$22,532	$17,408	$53,777	$50,366

Earnings per common share:
Basic	$.47	$.43	$1.18	$1.25
Diluted	.46	.42	1.16	1.22
Dividends per common share	.09	.08	.27	.24
Weighted average common shares outstanding:
Basic	48,348	40,223	45,452	40,156
Diluted	48,977	41,460	46,235	41,327

UNITED COMMUNITY BANKS, INC.
Consolidated Balance Sheet

	September 30,	December 31,	September 30,
(in thousands, except share and per share data)	2007	2006	2006
	(unaudited)	(audited)	(unaudited)
ASSETS
Cash and due from banks	$162,710	$158,348	$130,038
Interest-bearing deposits in banks	75,745	12,936	16,032

Cash and cash equivalents	238,455	171,284	146,070
Securities available for sale	1,296,826	1,107,153	980,273
Mortgage loans held for sale	23,717	35,325	21,522
Loans, net of unearned income	5,952,749	5,376,538	4,965,365
Less allowance for loan losses	90,935	66,566	60,901

Loans, net	5,861,814	5,309,972	4,904,464

Premises and equipment, net	174,918	139,716	129,217
Accrued interest receivable	67,385	58,291	47,336
Goodwill and other intangible assets	326,080	167,058	120,430
Other assets	191,405	112,450	105,978

Total assets	$8,180,600	$7,101,249	$6,455,290

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Deposits:
Demand	$737,357	$659,892	$666,891
NOW	1,464,956	1,307,654	1,104,516
Money market	495,092	255,862	236,469
Savings	195,132	175,631	167,531
Time:
Less than $100,000	1,595,278	1,650,906	1,523,843
Greater than $100,000	1,358,302	1,397,245	1,248,738
Brokered	308,191	325,696	361,231

Total deposits	6,154,308	5,772,886	5,309,219

Federal funds purchased, repurchase agreements, and other short-term borrowings	502,081	65,884	56,026
Federal Home Loan Bank advances	519,381	489,084	412,572
Long-term debt	107,996	113,151	111,869
Accrued expenses and other liabilities	63,073	43,477	38,870

Total liabilities	7,346,839	6,484,482	5,928,556

Shareholders’ equity:
Preferred stock, $1 par value; $10 stated value; 10,000,000 shares authorized; 25,800, 32,200 and 32,200 shares issued and outstanding	258	322	322
Common stock, $1 par value; 100,000,000 shares authorized; 48,809,301, 42,890,863 and 40,268,604 shares issued and outstanding	48,809	42,891	40,269
Common stock issuable; 66,366, 29,821 and 22,741 shares	1,954	862	638
Capital surplus	462,499	270,383	199,773
Retained earnings	347,478	306,261	291,281
Treasury stock; 1,266,935 shares as of September 30, 2007, at cost	(30,969)	—	—
Accumulated other comprehensive loss	3,732	(3,952)	(5,549)

Total shareholders’ equity	833,761	616,767	526,734

Total liabilities and shareholders’ equity	$8,180,600	$7,101,249	$6,455,290

UNITED COMMUNITY BANKS, INC.
Average Consolidated Balance Sheets and Net Interest Analysis
For the Three Months Ended September 30,

	2007			2006
	Average		Avg.	Average		Avg.
(dollars in thousands, taxable equivalent)	Balance	Interest	Rate	Balance	Interest	Rate

Assets:
Interest-earning assets:
Loans, net of unearned income (1)(2)	$5,966,933	$126,992	8.44%	$4,865,886	$103,061	8.40%
Taxable securities (3)	1,266,609	16,637	5.25	984,189	11,822	4.80
Tax-exempt securities (1) (3)	41,583	704	6.77	45,792	780	6.81
Federal funds sold and other interest-earning assets	57,367	551	3.84	46,843	641	5.47

Total interest-earning assets	7,332,492	144,884	7.85	5,942,710	116,304	7.77

Non-interest-earning assets:
Allowance for loan losses	(93,832)			(60,606)
Cash and due from banks	141,536			116,004
Premises and equipment	173,605			125,423
Other assets (3)	529,938			226,674

Total assets	$8,083,739			$6,350,205

Liabilities and Shareholders’ Equity:
Interest-bearing liabilities:
Interest-bearing deposits:
NOW	$1,431,168	$12,046	3.34	$1,094,911	$8,100	2.94
Money market	496,005	5,002	4.00	216,131	2,155	3.96
Savings	201,031	553	1.09	170,079	226	.53
Time less than $100,000	1,624,698	20,151	4.92	1,446,388	16,503	4.53
Time greater than $100,000	1,391,139	18,192	5.19	1,162,207	14,382	4.91
Brokered	358,614	4,519	5.00	340,301	3,809	4.44

Total interest-bearing deposits	5,502,655	60,463	4.36	4,430,017	45,175	4.05

Federal funds purchased and other borrowings	348,472	4,738	5.39	162,372	2,254	5.51
Federal Home Loan Bank advances	474,555	5,902	4.93	438,875	5,828	5.27
Long-term debt	119,596	2,100	6.97	111,869	2,174	7.71

Total borrowed funds	942,623	12,740	5.36	713,116	10,256	5.71

Total interest-bearing liabilities	6,445,278	73,203	4.51	5,143,133	55,431	4.28

Non-interest-bearing liabilities:
Non-interest-bearing deposits	743,664			655,151
Other liabilities	60,703			41,130

Total liabilities	7,249,645			5,839,414
Shareholders’ equity	834,094			510,791

Total liabilities and shareholders’ equity	$8,083,739			$6,350,205

Net interest revenue		$71,681			$60,873

Net interest-rate spread			3.34%			3.49%

Net interest margin (4)			3.89%			4.07%

(1)	Interest revenue on tax-exempt securities and loans has been increased to reflect comparable interest on taxable securities and loans. The rate used was 39%, reflecting the statutory federal income tax rate and the federal tax adjusted state income tax rate.

(2)	Included in the average balance of loans outstanding are loans where the accrual of interest has been discontinued.

(3)	Securities available for sale are shown at amortized cost. Pretax unrealized losses of $13.3 million in 2007 and $21.6 million in 2006 are included in other assets for purposes of this presentation.

(4)	Net interest margin is taxable equivalent net-interest revenue divided by average interest-earning assets.

UNITED COMMUNITY BANKS, INC.
Average Consolidated Balance Sheets and Net Interest Analysis
For the Nine Months Ended September 30,

	2007			2006
	Average		Avg.	Average		Avg.
(dollars in thousands, taxable equivalent)	Balance	Interest	Rate	Balance	Interest	Rate

Assets:
Interest-earning assets:
Loans, net of unearned income (1)(2)	$5,665,314	$360,430	8.51%	$4,688,512	$284,683	8.12%
Taxable securities (3)	1,192,815	46,081	5.15	988,504	34,661	4.68
Tax-exempt securities (1) (3)	42,368	2,160	6.80	47,588	2,463	6.90
Federal funds sold and other interest-earning assets	51,076	1,479	3.86	35,451	1,425	5.36

Total interest-earning assets	6,951,573	410,150	7.89	5,760,055	323,232	7.50

Non-interest-earning assets:
Allowance for loan losses	(78,541)			(57,716)
Cash and due from banks	130,816			122,603
Premises and equipment	159,674			120,664
Other assets (3)	405,388			212,541

Total assets	$7,568,910			$6,158,147

Liabilities and Shareholders’ Equity:
Interest-bearing liabilities:
Interest-bearing deposits:
NOW	$1,378,200	$34,143	3.31	$1,093,145	$21,429	2.62
Money market	371,716	11,082	3.99	186,957	4,969	3.55
Savings	187,693	1,236	.88	173,448	680	.52
Time less than $100,000	1,631,243	59,925	4.91	1,354,421	42,604	4.21
Time greater than $100,000	1,383,004	54,000	5.22	1,068,376	36,938	4.62
Brokered	342,162	12,541	4.90	327,877	10,137	4.13

Total interest-bearing deposits	5,294,018	172,927	4.37	4,204,224	116,757	3.71

Federal funds purchased and other borrowings	255,115	10,226	5.36	152,303	5,814	5.10
Federal Home Loan Bank advances	430,151	15,738	4.89	510,168	18,837	4.94
Long-term debt	115,390	6,505	7.54	111,868	6,495	7.76

Total borrowed funds	800,656	32,469	5.42	774,339	31,146	5.38

Total interest-bearing liabilities	6,094,674	205,396	4.51	4,978,563	147,903	3.97

Non-interest-bearing liabilities:
Non-interest-bearing deposits	693,207			644,626
Other liabilities	70,079			41,651

Total liabilities	6,857,960			5,664,840
Shareholders’ equity	710,950			493,307

Total liabilities and shareholders’ equity	$7,568,910			$6,158,147

Net interest revenue		$204,753			$175,329

Net interest-rate spread			3.38%			3.53%

Net interest margin (4)			3.94%			4.07%

(1)	Interest revenue on tax-exempt securities and loans has been increased to reflect comparable interest on taxable securities and loans. The rate used was 39%, reflecting the statutory federal income tax rate and the federal tax adjusted state income tax rate.

(2)	Included in the average balance of loans outstanding are loans where the accrual of interest has been discontinued.

(3)	Securities available for sale are shown at amortized cost. Pretax unrealized losses of $10.4 million in 2007 and $19.1 million in 2006 are included in other assets for purposes of this presentation.

(4)	Net interest margin is taxable equivalent net-interest revenue divided by average interest-earning assets.